SUB--ITEM 77I: Terms of new or amended securities

Effective November 29, 2013, Hartford Duration-Hedged Strategic Income Fund commenced offering Class A, Class C, Class I, Class R3, Class R4, Class R5 and Class Y Shares. Each class has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in Hartford Duration-Hedged Strategic Income Fund’s current prospectus, statement of additional information and multiple class plan.  A description of each class is contained in Post-Effective Amendment No. 123 to the Registrant's Registration Statement on Form N-1A as filed with the SEC via EDGAR on February 28, 2014 (SEC Accession No. 0001104659-14-014694).

Effective November 29, 2013, Hartford Real Total Return Fund commenced offering Class A, Class C, Class I, Class R3, Class R4, Class R5 and Class Y Shares. Each class has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in Hartford Real Total Return Fund’s current prospectus, statement of additional information and multiple class plan.  A description of each class is contained in Post-Effective Amendment No. 123 to the Registrant's Registration Statement on Form N-1A as filed with the SEC via EDGAR on February 28, 2014 (SEC Accession No. 0001104659-14-014694).

Effective April 30, 2014, Hartford Multi-Asset Income Fund* commenced offering Class A, Class C, Class I, Class R3, Class R4, Class R5 and Class Y Shares. Each class has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in Hartford Multi-Asset Income Fund’s current prospectus, statement of additional information and multiple class plan.  A description of each class is contained in Post-Effective Amendment No. 126 to the Registrant's Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 30, 2014 (SEC Accession No. 0001104659-14-032517).
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*Hartford Multi-Asset Income Fund is not otherwise included in this Form N-SAR as it did not have financial statements as of April 30, 2014.

SUB-ITEM 77M: Mergers

Hartford Global Capital Appreciation Fund

Effective April 7, 2014, The Hartford Global Growth Fund (the “Global Growth Fund”) merged into Hartford Global Capital Appreciation Fund (the “Global Capital Appreciation Fund”) (formerly The Hartford Capital Appreciation II Fund).

At a meeting held on December 13, 2013, the Board of Directors of The Hartford Mutual Funds, Inc. (the “Company”) approved an Agreement and Plan of Reorganization that provided for the reorganization of the Global Growth Fund, a series of the Company, into The Hartford Capital Appreciation II Fund, a separate series of the Company (the “Reorganization”). The Reorganization did not require shareholder approval.

The Reorganization resulted in: (1) the transfer of all of the assets of the Global Growth Fund to the Global Capital Appreciation Fund in exchange for shares of the Global Capital Appreciation Fund that had an aggregate net asset value equal to the aggregate net asset value of the shares of the Global Growth Fund on the valuation date for the Reorganization; (2) the assumption by the Global Capital Appreciation Fund of all of the liabilities of the Global Growth Fund; and (3) the distribution of shares of the Global Capital Appreciation Fund to the shareholders of the Global Growth Fund in complete liquidation of the Global Growth Fund. Each shareholder of the Global Growth Fund received shares of the Global Capital Appreciation Fund of the same class, and in equal value to, the shares of the Global Growth Fund held by that shareholder as of April 7, 2014.